HCP Announces Transactions to Further Reduce Brookdale Portfolio Concentration

Reached Agreement with Brookdale to Restructure Portfolio and Significantly Reduce Concentration

HCP to Sell Remaining 40% Investment in RIDEA II to Columbia Pacific Advisors

IRVINE, Calif., Nov. 2, 2017 – /PRNewswire/ -- HCP, Inc. (NYSE: HCP) today announced several transactions with Brookdale Senior Living Inc. (“Brookdale”) and Columbia Pacific Advisors, LLC (“CPA”) which will ultimately result in: (i) a significant reduction in HCP’s Brookdale concentration, (ii) an increase in lease coverage of the remaining triple-net assets leased to Brookdale to be retained by HCP, (iii) a meaningful improvement in the diversification in HCP’s overall real estate portfolio, and (iv) enhancements to HCP’s balance sheet and credit profile.

Specifically, the restructuring of the Brookdale portfolio includes the following:

•	HCP will sell to Brookdale six properties for $275 million.

•	HCP will purchase Brookdale’s 10% interest in two joint ventures for $99 million.

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HCP and Brookdale have agreed to terminate management agreements on 36 senior housing operating properties (“SHOP”) and leases on 32 triple-net communities. Brookdale has agreed to waive fees on all management agreement terminations and HCP has agreed to modify the rent on the remaining Brookdale triple-net portfolio, providing a $5 million annual rent reduction.

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HCP intends to either transition to other operators or sell the aforementioned 68 properties during 2018. The anticipated sales are expected to generate $600 million to $900 million of net proceeds to HCP depending on the mix of asset sales versus transitions to new operators.

•	HCP received the rights to terminate management agreements on its remaining 20 consolidated SHOP properties managed by Brookdale, subject to a fee.

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HCP and Brookdale have modified the change in control consent language in the current agreements to remove HCP’s ability to deny consent in its sole and absolute discretion. In return, upon a change in control, Brookdale will grant HCP additional rights to sell or transition all of its SHOP and CCRC properties at no cost, and will receive lease and financial covenants on its Brookdale triple-net portfolio.

HCP also announced today that it has agreed to sell its remaining investments in the RIDEA II senior housing joint venture (“RIDEA II”) to an investor group led by CPA for $332 million. The RIDEA II joint venture owns 49 communities, of which 46 are managed by Brookdale.

Combined, these transactions are expected to reduce HCP’s Brookdale concentration, on a pro forma basis, from 27.0% of Cash NOI and Interest Income (excluding the previously announced planned sale or transition of 25 Brookdale assets) to approximately 15.7%. HCP intends to use the proceeds from dispositions primarily to repay debt and for general corporate purposes.

“This is a win-win for Brookdale and HCP, and we appreciate very much the collaborative way this agreement has come together,” said Tom Herzog, President and Chief Executive Officer of HCP. “Reducing our Brookdale concentration has been one of our highest priorities in 2017, and these agreements allow us to do that in a structured and cooperative manner.”

Strategic Benefits of the Brookdale and CPA Transactions:

•	Reduces HCP’s Brookdale Concentration on a pro forma basis to approximately 15.7% following anticipated future sales and transitions

•	Improves Lease Coverage for HCP’s Brookdale triple-net portfolio on a pro forma basis to approximately 1.28x for the twelve months ended September 30, 2017

•	Diversifies Operator Relationships by transitioning certain communities to other operators

•	Strengthens HCP’s Balance Sheet and Credit Profile by reducing net debt to adjusted EBITDA to below 6.0x over time and decreasing tenant concentration

•	Strengthens Brookdale Relationship with a targeted, high-quality portfolio

•	Simplifies HCP’s Ownership Structure by reducing the number of assets held in joint ventures

An investor presentation regarding the transactions can be found on the Company's website under the Presentations tab in the Investor Relations section at http://ir.hcpi.com.

The transactions are expected to be completed in various stages throughout 2017 and 2018, but the closings may not occur on the anticipated timeline, or at all. In addition, the transactions are subject to regulatory approvals and the satisfaction of other customary closing conditions.

Barclays is acting as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal counsel to HCP.

About HCP
HCP, Inc. is a fully integrated real estate investment trust (REIT) that invests primarily in real estate serving the healthcare industry in the United States. HCP owns a large-scale portfolio diversified across multiple sectors, led by senior housing, life science and medical office. Recognized as a global leader in sustainability, HCP has been a publicly-traded company since 1985 and was the first healthcare REIT selected to the S&P 500 index. For more information regarding HCP, visit www.hcpi.com.

Forward-Looking Statements
Statements in this release that are not historical factual statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among other things, statements regarding our pending transactions with Brookdale and CPA, including the anticipated benefits from, and results of, the transactions, execution plans, expected proceeds, anticipated use of proceeds, additional agreements or terms that may be agreed to by the parties, and the anticipated closing or completion timeframes of the transactions. All forward-looking statements are made as of the date hereof, are not guarantees of future performance and are subject to known and unknown risks, uncertainties, assumptions and other factors — many of which are out of our and our management's control and difficult to forecast — that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: our ability to complete the transactions, or any of them, on the currently proposed terms or at all, including in respect of the satisfaction of closing conditions, the risk that any regulatory or other approvals required for the transactions are not obtained or are subject to unanticipated conditions, uncertainties as to the timing of the transactions; the risk that we may not be able to achieve the benefits of the transactions, or any of them, within expected time-frames or at all, or within expected cost projections; and other risks and uncertainties described from time to time in our Securities and Exchange

Commission filings. We caution investors not to place undue reliance on any forward-looking statements. We assume no, and hereby disclaim any, obligation to update any forward-looking statements as a result of new information or new or future developments, except as otherwise required by law.

Contact
Andrew Johns
Vice President – Finance and Investor Relations
(949) 407-0400